Exhibit 99.1

Popular Names Robert Carrady to Board of Directors

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--December 17, 2018--Popular, Inc. (“Popular") (NASDAQ:BPOP) announced today that its Board of Directors elected Robert Carrady as an independent director of the company, effective January 1, 2019. Mr. Carrady was also appointed as a member of the Risk Management Committee of the Board.

Mr. Carrady is the President of Caribbean Cinemas, a family-owned business and the largest movie theater chain in the Caribbean, with approximately 570 screens in 68 locations across Puerto Rico, the Dominican Republic and several other Caribbean islands, as well as in Guyana, Panama and Bolivia. He joined the family business upon graduating from Tufts University, where he majored in Economics, and quickly became an integral part of the company’s rapid and solid growth. Mr. Carrady has developed every aspect of the company, which today manages in-house the construction of new sites, theatre operations, film buying, food concessions, screen advertising, game room concessions, and real estate leasing and management.

“We are happy to bring Robert Carrady on board. He brings with him many years of experience as a business leader and entrepreneur, as well as a thorough understanding of the Caribbean region, one of the markets where Popular operates,” said Richard L. Carrión, Executive Chairman of Popular, Inc. “We are confident that he will add great value to our Board and look forward to his insights and advice.”

Mr. Carrady has been closely involved in education projects in Puerto Rico and has received many recognitions for his contributions to the business community in Puerto Rico and to the cinema industry. In 2018, he received the CinemaCon Lifetime Career Achievement Award in Exhibition and the National Association of Theatre Owners Award of Recognition for contribution towards diligent rebuilding of the cinema industry in the Caribbean in the aftermath of hurricanes Irma and Maria in 2017.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, in both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

CONTACT:
Popular, Inc.
Investor Relations:
Paul J. Cardillo, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)
Senior Vice President, Corporate Communications